Mail Stop 3561

								January 26, 2006

By U.S. Mail

Mr. Steven A. Rogers
Principal Accounting Officer
Consolidated Natural Gas Company
Virginia Electric and Power Company
701 East Cary Street
Richmond, VA 23261

		Re:	Consolidated Natural Gas Company
			Form 10-K for the year ended December 31, 2004
			Filed February 28, 2005
			File No. 1-3196

			Virginia Electric and Power Company
			Form 10-K for the year ended December 31, 2004
			Filed February 28, 2005
			File No. 1-2255

Dear Mr. Rogers:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,




		Jim Allegretto
		Senior Assistant Chief Accountant